Provident
New York Bancorp
                                                      Provident New York Bancorp
News Release                                                 400 Rella Boulevard
                                                       Montebello, NY 10901-4243
                                                                  T 845.369.8040
                                                                  F 845.369.8255
                                                        www.providentbanking.com

FOR IMMEDIATE RELEASE                                        Stock Symbol:  PBNY
April 25, 2007                             Traded on NASDAQ Global Select Market

PROVIDENT BANK CONTACT:
Paul A. Maisch, EVP & Chief Financial Officer
Miranda Grimm, VP & Controller
845.369.8040


                           PROVIDENT NEW YORK BANCORP
                                    ANNOUNCES
         QUARTERLY EARNINGS OF $4.4 MILLION, OR $0.11 PER DILUTED SHARE


MONTEBELLO, NY - April 25, 2007 - Provident New York Bancorp (Nasdaq-Global Select Market: PBNY), the parent company of Provident Bank, today announced that for three months ended March 31, 2007, net income was $4.4 million, or $0.11 per diluted share, the same as the three months ended March 31, 2006. For the six months ended March 31, 2007, net income was $9.0 million, or $0.22 per diluted share, compared to net income of $9.6 million, or $0.23 per diluted share, for the six months ended March 31, 2006.

George Strayton, President and CEO commented: "With the stabilizing rate environment and the strength of our loyal customer base, we have been able to significantly reduce deposit migration as we had anticipated. We are pleased that our interest income growth is now outpacing interest expense growth. Our net interest margin of 3.50% for the second quarter of 2007 has shown growth over both the previous quarter (3.28%) and the fourth quarter of 2006 (3.46%). This improvement was fueled by our continued strong commercial loan growth, up by $63 million, or 16% on an annualized basis over year end 2006.

Our ability to control interest expense was aided by our ongoing disciplined deposit pricing applied across our customer base. The net income results were achieved despite marketing-related costs required to implement our strategy for long-term growth. As we seek to enhance revenues, we have strengthened our opportunities through new revenue streams including our recently acquired investment management firm, Hudson Valley Investment Advisors LLC, and through new products launched during the quarter such as Remote Deposit capabilities to broaden our customer base. In addition, we expect to see results from our Service Excellence Program, enabling us to serve our customers more effectively and efficiently - just a few of the programs and products that I believe position us well for continued growth."

Second quarter operating summary:
---------------------------------

        o Net interest margin increased 22 basis points compared to the linked quarter ended December 31, 2006. This was mainly the result of increases in yields on loans and investment securities outpacing the costs of deposits and borrowings.

Provident New York Bancorp Press Release cont.                                 2

        o Net interest income declined by $537,000, or 2.6% from the previous year's quarter, and tax equivalent net interest margin declined by 24 basis points.
        o Non-interest income increased $942,000, or 23.8%, compared to the quarter ended March 31, 2006, as a result of investment management fee growth, increases in deposit services fees and gains associated with the Company's student loan portfolio.
        o Non-interest expense increased $426,000, or 2.4%, compared to the previous year's quarter, mainly due to increased expenses associated with marketing the Company's loan and deposit products and professional fees related to our investment management subsidiary, Hudson Valley Investment Advisors ("HVIA").

Key Balance Sheet Changes at March 31, 2007 vs. September 30, 2006
------------------------------------------------------------------

        o Total assets at March 31, 2007 decreased slightly to $2.8 billion, down $40.0 million, or 1.4%, from September 30, 2006.
        o Gross loans, excluding loans held for sale, grew $86.8 million to $1.6 billion, largely due to a $63.0 million, or 8.0%, increase in commercial loans.
        o Securities decreased $116.4 million to $896.4 million, as the Company paid down high-cost borrowings with maturing securities.
        o Money market accounts and certificates of deposit increased by $25.4 million and $13.1 million, respectively, offsetting a decline in savings accounts of $13.5 million. Transaction deposits decreased $14.4 million to $506.2 million.
        o The Company currently does not hold any subprime loans. Non-performing assets increased $3.3 million from September 30, 2006 as payment on certain previously criticized loans ceased or slowed further, resulting in their categorization as nonperforming. No significant increase in loan loss reserves was required by this classification.
        o Stockholders' equity increased $7.4 million to $412.6 million primarily due to net retentions of earnings of $5.2 million, $3.4 million in stock-based compensation and a decrease in other comprehensive loss on available-for-sale securities (SFAS No.115) of $3.5 million to $4.1 million. Offsetting these increases were repurchases of 354,000 shares of stock at a cost of $4.8 million under the Company's stock repurchase program, all of which occurred during the quarter ended March 31, 2007.

Key Operating Results - Quarter Ended March 31, 2007 vs. March 31, 2006
-----------------------------------------------------------------------

Net interest income decreased $537,000, or 2.6%, to $20.5 million primarily as a result of an increase in interest expense of $2.7 million for deposits and $2.3 million for borrowings. This was offset in part by an increase in interest income of $4.5 million over last year's quarter. Tax equivalent net interest margin decreased from 3.74% for the three months ended March 31, 2006 to 3.50% for the same period in 2007. In the quarter ended March 31, 2006 interest expense was reduced by $225,000 due to accretion recorded on a called borrowing.

Average interest-earning assets increased by $130.5 million compared to the prior year's quarter, including an increase of $145.2 million in loans, partially offset by a decrease of $19.7 million in securities. The overall tax equivalent yield on earning assets increased 47 basis points to 6.26%. These factors led an increase of $4.5 million in gross interest income. The cost of interest-bearing liabilities increased by 87 basis points to 3.39%. Increases of $81.3 million in average borrowings and $39.9 million in average interest-bearing deposits resulted in increased interest expense of $5.1 million, to $16.8 million. The difference in the mix of deposits also contributed to higher interest expense. Higher cost certificates of deposit grew, on average, by $79.6 million, while the average balance of lower cost savings accounts declined by $79.9 million.

Provident New York Bancorp Press Release cont.                                 3

Non-interest income increased by $942,000, or 23.8% for the three months ended March 31, 2007 compared to the same period the prior year. Investment management fees increased by $514,000 primarily due to fees earned by our investment management subsidiary, HVIA acquired in June of 2006. An increase in deposit services charges and fees of $253,000, or 10.0%, offset a decline in title insurance fees of $109,000 due to a slowdown in the real estate markets. Other non-interest income increased $271,000 due to gains associated with the Company's student loan portfolio. The Company expects to cease student loan originations by the end of 2007.

Total non-interest expense increased by $426,000, or 2.4%, to $18.6 million primarily due to increased marketing expenses of $472,000 and professional fees of $284,000 (HVIA management fees). Compensation and benefits expense declined $209,000 for the quarter due to savings from retirement plan changes implemented in the prior year. Stock-based compensation declined by $193,000 mainly due to an ESOP expenses adjustment in the prior year resulting from changes in vesting assumptions. ATM/debit card expense increased $113,000 due to volume increases, which was more than offset by lower data and check processing expenses of $150,000 (in telecommunication costs) and proof of delivery costs. Other expenses increased by $150,000 primarily due to business development and training expense increases.

The Company's effective tax rate for the quarter ended March 31, 2007 was 30.8%, compared to 32.5% for the quarter ended March 31, 2006. The lower rate reflects the higher utilization of tax-exempt securities.

Key Operating Results - Six Months Ended March 31, 2007 vs. March 31, 2006
--------------------------------------------------------------------------

Net interest income decreased $2.2 million or 5.2%, to $40.2 million primarily as a result of an increase in interest expense of $6.6 million for deposits and $6.0 million for borrowings. This was offset in part by an increase in interest income of $10.5 million over last year's period. Tax equivalent net interest margin decreased from 3.79% for the six months ended March 31, 2006 to 3.39% for the same period in 2007.

Average interest-earning assets increased by $170.7 million compared to the prior year, including an increase of $137.2 million in loans and $33.5 million in securities and other earning assets. This resulted in an increase in yield on earning assets of 49 basis points to 6.18%. The cost of interest-bearing liabilities increased by 104 basis points to 3.41%. Short-term borrowing rates increased 108 basis points, compounded by the increase of $108.7 million in the average balance of higher-cost certificates of deposit, offsetting a decline of $91.4 million in average savings account balances from the previous year. When combined with increases of $126.9 million in average borrowings and $54.5 million in average interest-bearing deposits, the result was increased interest expense of $12.6 million, to $34.4 million. The difference in the mix of deposits also contributed to higher interest expense.

Non-interest income increased by $1.9 million, or 23.7% for the six months ended March 31, 2007 compared to the same period the prior year. Investment management fees increased by $879,000 primarily due to fees earned by our investment management subsidiary, HVIA. Increases in deposit services fees of $431,000 offset a decline in title insurance fees of $260,000 due to a slowdown in the real estate markets. Income from Bank-owned Life Insurance increased by $374,000 due to death benefit proceeds received in the first fiscal quarter of 2007. Other non-interest income increased $482,000 due to gains on the disposition of real estate of $212,000 in the first quarter of 2007 and gains associated with the Company's student loan portfolio of $326,000.

Provident New York Bancorp Press Release cont.                                 4

Total non-interest expense increased by $933,000, or 2.6%, to $36.5 million primarily due to increased marketing expenses of $763,000 and professional fees of $419,000 (HVIA management fees). Compensation and benefits expense declined $240,000 from the prior year due to savings from retirement plan changes implemented in the prior year. Stock-based compensation declined by $329,000 due to lower acceleration of vesting of restricted stock awards and prior year ESOP adjustments. The ATM/debit card expense increase of $211,000 was offset by lower data and check processing expenses of $375,000 as we took our data processing operations in-house in November of 2005. Other non-interest expenses increased by $363,000 mainly due to increases in business development and training expenses, courier and correspondent expenses, and regulatory assessments.

The Company's effective tax rate for the six months ended March 31, 2007 was 29.4%, compared to 32.8% for the six months ended March 31, 2006. The lower rate reflects the higher utilization of tax-exempt securities and receipt of the non-taxable BOLI death benefit proceeds.


Additional information
----------------------

At March 31, 2007, the Company had $237.4 million in investment securities that will mature or reprice within the next 12 months. The average tax equivalent yield of these investments is 3.96%. Depending on the market conditions at the point of reinvestment, proceeds from the maturities will be either reinvested at the current market rates or borrowings will be reduced.

The Company maintains two ESOP loans, which release a total of 188,000 shares per year. The Company's first ESOP loan will be paid off as of December 31, 2007. As a result, after December 31, 2007, expense will be recorded on the annual release of only 50,000 shares.

On March 30, 2007, the Company received notice of the disallowance of certain expenses related to Warwick Community Bancorp, Inc.'s disposition of assets prior to its acquisition by the Company. This disallowance of $2.3 million in federal income taxes, if realized, would result in a reduction of a refund receivable. The Company intends to vigorously contest the disallowance. After further research, since filing Form 8-K (April 5, 2007) on this matter, the Company believes that any disallowance realized would adjust goodwill recorded in connection with the acquisition.

Consistent with its long-standing credit policies, Provident Bank does not originate or hold any subprime mortgage loans, which we consider to be loans to borrowers with subprime credit scores combined with either high loan-to-value or high debt-to-income ratios. We also hold no subprime loans in our investment portfolio.



Note:

In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident New York Bancorp Press Release cont.                                 5

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

                                                                    March 31,             September 30,          March 31,
                                                                    ---------             ------------           ---------
                                                                       2007                    2006                2006
                                                                       ----                    ----                ----
Assets:
Cash and due from banks                                              $   48,397             $   57,293            $   55,110
Total securities                                                        896,351              1,012,716               993,401
Loans held for sale                                                         689                  7,473                   460
Loans:
       One- to four-family residential mortgage loans                   479,022                462,996               463,003
       Commercial real estate, commercial business
             and construction loans                                     850,039                787,086               738,276
        Consumer loans                                                  231,332                223,476               204,317
                                                                     ----------             ----------               -------
                  Total loans, gross                                  1,560,393              1,473,558             1,405,596
        Allowance for loan losses                                      (20,435)               (20,373)              (20,093)
                                                                     ----------             ----------              --------
                  Total loans, net                                    1,539,958              1,453,185             1,385,503
                                                                     ----------             ----------             ---------
Federal Home Loan Bank stock, at cost                                    30,660                 33,518                27,260
Premises and equipment, net                                              29,718                 31,739                32,461
Goodwill                                                                159,813                159,817               157,526
Other amortizable intangibles                                            12,556                 14,189                12,122
Bank owned life insurance                                                39,954                 39,308                38,475
Other assets                                                             43,269                 32,099                43,310
                                                                     ----------             ----------                ------
                   Total assets                                      $2,801,365             $2,841,337            $2,745,628
                                                                     ==========             ==========            ==========
Liabilities:
     Deposits:
          Demand deposits                                            $  349,352             $  366,847               378,182
          NOW deposits                                                  156,875                153,732               143,381
                                                                     ----------             ----------               -------
                    Total transaction accounts                          506,227                520,579               521,563
          Savings                                                       364,808                378,337               433,306
          Money market deposits                                         264,417                238,977               235,652
          Certificates of deposit                                       604,853                591,766               588,768
                                                                     ----------             ----------               -------
                    Total deposits                                    1,740,305              1,729,659             1,779,289
     Borrowings                                                         618,643                682,739               546,210
     Mortgage escrow funds and other                                     29,779                 23,653                32,836
                                                                     ----------             ----------                ------
                    Total liabilities                                 2,388,727              2,436,051             2,358,335
Stockholders' equity                                                    412,638                405,286               387,293
                                                                     ----------             ----------               -------
                    Total liabilities and stockholders' equity       $2,801,365             $2,841,337            $2,745,628
                                                                     ==========             ==========            ==========

Shares of common stock outstanding at period end                     42,376,905             42,699,046            42,424,255
Book value per share                                                      $9.74                  $9.49                 $9.13

Provident New York Bancorp Press Release cont.                                 6



Provident New York Bancorp and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)

                                                                      Three Months Ended                  Six Months Ended
                                                                          March 31,                          March 31,
                                                                    2007              2006             2007             2006
                                                                    ----              ----             ----             ----
  Interest and dividend income:
       Loans and loan fees                                           $26,663          $23,119         $52,951            45,596
       Securities                                                      9,974            9,267          20,474            17,896
       Other earning assets                                              628              358           1,179               656
                                                                     -------           ------           ------           ------
  Total interest and dividend income                                  37,265           32,744          74,604            64,148
                                                                     -------          -------         -------            ------

  Interest expense:
       Deposits                                                        8,829            6,096          17,963            11,354
       Borrowings                                                      7,968            5,643          16,478            10,439
                                                                     -------           ------          ------            ------
  Total interest expense                                              16,797           11,739          34,441            21,793
                                                                     -------           ------          ------            ------

  Net interest income                                                 20,468           21,005          40,163            42,355
  Provision for loan losses                                              400              300             800               600
                                                                     -------           ------          ------            ------
  Net interest income after provision for loan losses                 20,068           20,705          39,363            41,755
                                                                     -------           ------          ------            ------

  Non-interest income:
       Deposit fees and service charges                                2,784            2,531           5,630             5,199
       Title insurance fees                                              281              390             547               807
       Bank owned life insurance                                         407              394           1,181               807
       Investment management fees                                        726              212           1,348               469
       Other                                                             707              436           1,234               752
                                                                     -------           ------          ------            ------
  Total non-interest income                                            4,905            3,963           9,940             8,034
                                                                     -------           ------          ------            ------

  Non-interest expense:
       Compensation and employee benefits                              8,142            8,351          15,951            16,191
       Stock-based compensation plans                                  1,477            1,670           2,853             3,182
       Occupancy and office operations                                 3,011            3,015           5,844             5,652
       Advertising and promotion                                         874              402           1,757               994
       Professional fees                                               1,079              795           2,068             1,649
       Data and check processing                                         639              789           1,291             1,666
       Amortization of intangible assets                                 774              811           1,577             1,648
       ATM/debit card expense                                            451              338             894               683
       Other                                                           2,124            1,974           4,260             3,897
                                                                     -------           ------          ------            ------

  Total non-interest expense                                          18,571           18,145          36,495            35,562
                                                                     -------           ------          ------            ------

  Income before income tax expense                                     6,402            6,523          12,808            14,227
  Income tax expense                                                   1,970            2,118           3,765             4,663
                                                                     -------           ------          ------            ------
  Net income                                                         $ 4,432           $4,405          $9,043             9,564
                                                                     ========          ======          ======            ======

  Per common share:
       Basic earnings                                                  $0.11            $0.11           $0.22             $0.23
       Diluted earnings                                                 0.11             0.11            0.22              0.23
       Dividends declared                                               0.05             0.05            0.10              0.10

  Weighted average common shares:
       Basic                                                      41,144,852       40,939,326      41,156,998        41,069,557
       Diluted                                                    41,672,245       41,406,485      41,717,290        41,541,154

Selected Financial Condition Data:                                                 Three Months Ended
                                                  ----------------------------------------------------------------------------------
(in thousands except share and per share data)        03/31/07         12/31/06         09/30/06         06/30/06        03/31/06
                                                  ---------------  ---------------  ---------------  ---------------  --------------
                                                                                     (In thousands)

End of Period
-------------
Total assets                                      $    2,801,365   $    2,796,454   $    2,841,337   $    2,780,419   $   2,745,628
Loans, gross (1)                                       1,560,393        1,506,380        1,473,558        1,450,348       1,405,596
Securities available for sale                            844,271          881,106          951,729          916,752         926,037
Securities held to maturity                               52,080           56,740           60,987           64,631          67,364
Bank owned life insurance                                 39,954           39,548           39,308           38,892          38,475
Goodwill                                                 159,813          159,828          159,817          159,093         157,526
Other amortizable intangibles                             12,556           13,358           14,189           15,030          12,983
Deposits                                               1,740,305        1,726,186        1,729,659        1,750,780       1,779,289
Borrowings                                               618,643          623,250          682,739          605,523         546,210
Equity                                                   412,638          411,280          405,286          391,492         387,293

Average Balances
----------------
Total assets                                      $    2,786,727   $    2,813,257   $    2,795,917   $    2,756,664   $   2,664,774
Loans, gross:
   Real estate- residential mortgage                     470,741          463,285          465,231          465,703         457,030
   Real estate- commercial mortgage                      535,178          529,781          528,225          518,538         514,089
   Real estate- construction & land development          111,671          101,769           91,280           80,894          78,176
   Commercial and industrial                             181,204          165,120          156,737          150,605         147,775
   Consumer loans                                        242,464          233,155          221,880          209,970         199,014
Loans total                                            1,541,258        1,493,110        1,463,353        1,425,710       1,396,084
Securities (taxable)                                     765,255          824,657          850,929          871,878         825,284
Securities (non-taxable)                                 140,987          139,876          128,257          112,282         100,693
Total earning assets                                   2,461,371        2,472,425        2,456,228        2,421,497       2,330,822
Non earning assets                                       325,356          340,832          339,689          335,167         333,952
Non-interest bearing checking                            341,016          341,259          356,651          357,992         362,955
Interest bearing NOW accounts                            153,105          149,311          153,653          153,848         141,064
Total transaction accounts                               494,121          490,570          510,304          511,840         504,019
Savings (including mortgage escrow funds)                368,171          375,325          418,942          436,611         448,084
Money market deposits                                    250,347          238,079          246,471          240,071         222,169
Certificates of deposit                                  600,956          625,781          565,111          577,219         521,399
Total deposits                                         1,713,595        1,729,755        1,740,828        1,765,741       1,695,671
Total interest bearing deposits                        1,372,579        1,388,496        1,384,177        1,407,749       1,332,716
Borrowings                                               637,472          657,269          631,760          582,294         556,201
Equity                                                   411,611          406,927          396,263          388,398         390,958
Other comprehensive loss (SFAS 115),
      reflected in equity                                 (5,583)          (6,013)         (13,203)         (14,280)         (9,992)

Selected Operating Data:

Condensed Tax Equivalent Income Statement
-----------------------------------------
Interest and dividend income                      $       37,265   $       37,340   $       36,524   $       34,946   $      32,744
Tax equivalent adjustment*                                   756              720              677              592             509
Interest expense                                          16,797           17,644           15,804           13,262          11,739
                                                   --------------   --------------   --------------   --------------   -------------
    Net interest income (tax equivalent)                  21,224           20,416           21,397           22,276          21,514
Provision for loan losses                                    400              400              300              300             300
                                                   --------------   --------------   --------------   --------------   -------------
    Net interest income after provision for loan
    losses                                                20,824           20,016           21,097           21,976          21,214
Non-interest income                                        4,905            5,034            4,756            4,361           3,963
Non-interest expense                                      18,571           17,924           17,654           18,041          18,145
                                                   --------------   --------------   --------------   --------------   -------------
Income before income tax expense                           7,158            7,126            8,199            8,296           7,031
Income tax expense (tax equivalent)                        2,726            2,515            3,129            2,735           2,627
                                                   --------------   --------------   --------------   --------------   -------------

    Net income                                    $        4,432   $        4,611   $        5,070   $        5,561   $       4,405
                                                   ==============   ==============   ==============   ==============   =============

(1) Does not reflect allowance for loan losses of $20,435, $20,436, $20,373, $20,360 and $20,093.
*      Tax exempt income assumed at a 35% federal rate.

                                                                                  Three Months Ended
                                               -------------------------------------------------------------------------------------
                                                   03/31/07          12/31/06          09/30/06         06/30/06          03/31/06
                                               ---------------   ----------------  ---------------  ----------------  --------------
Performance Ratios (annualized)
-------------------------------
Return on Average Assets                                 0.64%             0.65%            0.72%             0.81%            0.67%
Return on Average Equity                                 4.37%             4.50%            5.08%             5.72%            4.57%
Non-Interest Income to Average Assets                    0.71%             0.71%            0.67%             0.63%            0.60%
Non-Interest Expense to Average Assets                   2.70%             2.53%            2.51%             2.62%            2.76%
Operating efficiency                                     73.2%             72.5%            69.3%             69.3%            72.7%

Analysis of Net Interest Income
-------------------------------
Yield on:
Loans                                                    7.11%             7.08%            7.06%             6.92%            6.82%
Investment Securities- Tax Equivalent                    4.80%             4.62%            4.48%             4.44%            4.28%
Earning Assets- Tax Equivalent                           6.26%             6.11%            6.01%             5.89%            5.79%
Cost of:
Interest Bearing Deposits                                2.61%             2.61%            2.28%             2.13%            1.86%
Borrowings                                               5.07%             5.14%            4.93%             3.97%            4.11%
Interest Bearing Liabilities                             3.39%             3.42%            3.11%             2.67%            2.52%
Net Interest Tax Equivalent:
Net Interest Rate Spread- Tax Equivalent Basis           2.88%             2.69%            2.90%             3.21%            3.27%
Net Interest Margin- tax Equivalent Basis                3.50%             3.28%            3.46%             3.69%            3.74%

Capital Information Data
------------------------
Tier 1 Leverage Ratio- Bank Only                         8.55%             8.27%            7.82%             7.54%            7.43%
Tier 1 Risk-Based Capital- Bank Only              $    224,694      $    216,820     $    208,820      $    196,957     $    191,775
Total Risk-Based Capital- Bank Only                    245,129           237,256          229,193           217,317          211,868
Tangible Capital Consolidated                     $    240,269      $    238,943     $    233,121      $    218,255     $    217,645
Tangible Capital as a % of Tangible
     Assets Consolidated                                 9.14%             9.11             8.74%             8.37%            8.45%
Shares Outstanding                                  42,376,905        42,716,253       42,699,046        42,623,299       42,424,255
Shares Repurchased Per Stock
   Repurchase Program                                  354,400                 -           35,623            11,700          641,400
Basic weighted common shares outstanding            41,144,852        41,168,880       40,945,185        40,730,064       40,939,326
Diluted common shares oustanding                    41,672,245        41,861,358       41,407,390        41,276,806       41,406,485
Per Common Share:
Basic Earnings                                    $       0.11      $       0.11     $       0.12      $       0.14     $       0.11
Diluted Earnings                                          0.11              0.11             0.12              0.13             0.11
Dividends Paid                                            0.05              0.05             0.05              0.05             0.05
Book Value                                                9.74              9.63             9.49              9.18             9.13
Tangible Book Value                                       5.67              5.59             5.46              5.12             5.13

Asset Quality Measurements
--------------------------
Non-performing loans (NPLs): non-accrual          $      4,840             4,278            3,442             1,887            1,746
Non-performing loans (NPLs): still accruing              3,484             2,171            1,582             2,787            2,398
Non-performing assets (NPAs)                             8,411             6,536            5,111             4,762            4,234
Net Charge-offs (recoveries)                               401               337              (35)               33              992
Net Charge-offs (recoveries) as %
       of average loans (annualized)                     0.10%             0.09%           (0.01%)            0.05%            0.28%
NPLs as % of total loans                                 0.53%             0.43%            0.34%             0.32%            0.29%
NPAs as % of total assets                                0.30%             0.23%            0.18%             0.17%            0.15%
Allowance for loan losses as % of NPLs                    245%              317%             406%              436%             485%
Allowance for loan losses as % of total loans            1.33%             1.38%            1.40%             1.43%            1.43%
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